ARTICLES SUPPLEMENTARY
To
ARTICLES OF INCORPORATION
OF
BNY MELLON SUSTAINABLE U.S. EQuity FUND, INC.

BNY MELLON SUSTAINABLE U.S. EQUITY Fund, Inc. (the "Corporation"), a Maryland corporation, incorporated on October 9, 1981, having its principal office in the State of Maryland in Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), the Board hereby classifies and reclassifies fifty million (50,000,000) of the one hundred million (100,000,000) authorized but unissued shares, $.001 par value per share, of Class T shares of the Corporation as Class I shares of the Corporation and fifty million (50,000,000) of the one hundred million (100,000,000) authorized but unissued shares, $.001 par value per share, of Class T shares of the Corporation as Class Y shares of the Corporation.

SECOND:  Immediately before the classification and reclassification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue seven hundred million (700,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of seven hundred thousand dollars ($700,000), have been classified as follows:

Class	Shares Authorized
Class A shares	100,000,000
Class C shares	100,000,000
Class I shares	100,000,000
Class T shares	100,000,000
Class Y shares	100,000,000
Class Z shares	200,000,000
Total	700,000,000

THIRD:  As hereby classified and reclassified, the total number of shares of stock which the Corporation has authority to issue remains seven hundred million (700,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of seven hundred thousand dollars ($700,000), have been classified as follows:

Class	Shares Authorized
Class A shares	100,000,000
Class C shares	100,000,000
Class I shares	150,000,000
Class Y shares	150,000,000
Class Z shares	200,000,000
Total	700,000,000

FOURTH:  The Corporation's Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Charter generally.

FIFTH:  The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SIXTH:  These Articles Supplementary were approved by a majority of the entire Board and are limited to changes expressly permitted by Section 2-105(a)(10) and (13) of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

SEVENTH:  These Articles Supplementary shall become effective at 9:01 a.m. on December 31, 2019.

IN WITNESS WHEREOF, BNY Mellon Sustainable U.S. Equity Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON SUSTAINABLE U.S. EQUITY FUND, INC.

By:  /s/ James Bitetto                         _

 James Bitetto

 Vice President

WITNESS:

/s/ Jeff Prusnofsky___________

Jeff Prusnofsky

Assistant Secretary